Exhibit 99.1

COST PLUS COMMENTS ON PIER 1 PROPOSAL

OAKLAND, Calif. – June 9, 2008 – Cost Plus, Inc. (Nasdaq: CPWM) today confirmed that it received a non-binding, highly conditional proposal from Pier 1 Imports, Inc. (NYSE: PIR) to acquire 100% of the outstanding shares of Cost Plus in a stock-for-stock transaction.

The Cost Plus Board of Directors, consistent with its fiduciary duties and in consultation with its financial and legal advisors, will meet in due course to review and discuss Pier 1’s unsolicited proposal. The Company noted that Cost Plus shareholders do not need to take any action with regards to this proposal.

Peter J. Solomon Company is acting as financial advisor to Cost Plus and Skadden, Arps, Slate, Meagher & Flom LLP and Wilson, Sonsini, Goodrich & Rosati LLP are acting as legal advisors.

About Cost Plus, Inc.:

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of today, the Company operates 292 stores in 33 states.

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Contact:

Dan Gagnier

Sard Verbinnen & Co

212-687-8080